Exhibit 3.1(iii)

ARTICLES OF AMENDMENT TO

ARTICLES OF ORGANIZATION OF

SOYBEAN PROCESSORS, LLC

Pursuant to the provisions of SDCL § 47-34A-204 of the South Dakota Limited Liability Company Act, the undersigned company adopts the following Articles of Amendment to its Articles of Organization:

1.                                       The name of the limited liability company is Soybean Processors, LLC (the “Company”).

2.                                       The date of the filing of the Articles of Organization of the Company was September 17, 2001, signed, filed 10/12/01.

3.                                       The following amendment to the Articles of Organization was adopted by the members of the Company on June 20, 2001, in the manner prescribed by the South Dakota Limited Liability Company Act.

The name of the Limited Liability Company is South Dakota Soybean Processors, LLC.

Dated this 20th day of June, 2002.

SOYBEAN PROCESSORS, LLC

	By	/s/ Paul W. Casper
Its President

STATE OF SOUTH DAKOTA	)
) :ss
COUNTY OF BROOKINGS	)

On this the 20th day of June, 2002, before me personally appeared Paul Casper, known to me to be the President of Soybean Processors, LLC, the corporation that is described in and that executed the within instrument, and acknowledged to me that such corporation executed the same.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ James M. Wiederrich
Notary Public – South Dakota

My commission expires: June 12, 2004